Manas Petroleum Appoints Werner Ladwein As President With Responsibility For All Exploration And Production Activities

BAAR, Switzerland, Nov. 1, 2011 — Manas Petroleum Corp. (TSXV:MNP, OTC-BB:MNAP) announced today that effective November 1, 2011, it has appointed Dr. Werner Ladwein as President.

Werner Ladwein will take responsibility for the company’s business exploration and production activities, business development and strategic planning. Dr. Ladwein will continue to serve on the company’s Board of Directors.

Chairman Heinz Scholz stated “We are very pleased that Dr. Ladwein has decided to take a more active role in our company. His extensive experience will be a valuable addition to our management team. In his role as President, Dr. Ladwein will lead all aspects of our exploration programs, in addition to focusing on optimizing the value of our existing assets, integrating acquisitions and supporting the development of new business opportunities.

Dr. (Hans) Werner Ladwein has more than 30 years of senior oil and gas experience. From 1992 to 2004 he served as CEO in Libya, Albania and Pakistan for OMV Group, an Austrian oil and gas company. From 2004 to 2008, Dr. Ladwein was Executive Director of Exploration and Production and a board member at Petrom, the largest oil and gas producer in South Eastern Europe. Since 2009, Dr. Ladwein has been an independent oil and gas consultant. He has been a director of Manas Petroleum since September 16, 2010 and he is also a director of Petromanas Energy Inc. (TSXV:PMI).

In his career he successfully developed companies from exploration to major producers and was responsible for large scale rehabilitation projects.

During his term as Director of the board of Manas he restructured the exploration part of Manas and started cooperation with Danubian Energy (www.danubianenergy.com), which is a well reputed G&G and petroleum engineering consulting group. With this group Manas now has support from a fully-fledged technical team with all modern equipment.

Together with this announcement of Werner Ladwein as President, Peter-Mark Vogel was confirmed as CEO. As in the past, he will continue to be responsible for the day to day business of the company, as well as marketing, corporate finance, governance and securities law compliance.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information please contact:

Roger Jenny
Corporate Secretary
Manas Petroleum Corp.

Bahnofstr. 9, P.O. Box 155
CH-6341 Baar, Switzerland
Phone: +41 44 718 1030
Fax: +41 44 718 1039
Email: info@manaspete.com
Web: www.manaspete.com